As filed with the Securities and Exchange Commission on September 12, 2006

Registration Statement No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ZOLL MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2711626
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

269 Mill Road

Chelmsford, MA 01824

(978) 421-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

ZOLL MEDICAL CORPORATION EMPLOYEE SAVINGS PLAN

(Full Title of the Plan)

Stephen Korn

Vice President and General Counsel

ZOLL Medical Corporation

269 Mill Road

Chelmsford, MA 01824

(978) 421-9655

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Raymond C. Zemlin

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common, Stock par value $.02 per share (3)	40,000	$36.42	$1,456,800	$156.00
Plan Interests	(4)	N/A	N/A	(4)

(1)	This Registration Statement also relates to such indeterminate number of additional shares of ZOLL Medical Corporation Common Stock as may be required pursuant to such plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under this plan or other similar event.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purposes of determining the amount of the registration fee. The registration fee is based upon the average of the high and low prices for the Registrant’s Common Stock, par value $.02 per share, as reported on The Nasdaq National Market on September 8, 2006.

(3)	This Regulation Statement also relates to the rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock of the Registrant that are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Shareholder Rights Agreement dated as of June 8, 1998. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Stock.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

INTRODUCTORY NOTE

This Registration Statement on Form S-8 filed by ZOLL Medical Corporation (the “Registrant”) relates to the registration of additional securities of the same class as other securities for which a registration statement is effective relating to the Registrant’s Employee Savings Plan. Pursuant to General Instruction E of Form S-8, except as otherwise provided herein, this Registration Statement incorporates by reference the Registrant’s registration statement on Form S-8 (Registration No. 333-38048) relating to the registration of an aggregate of 40,000 shares issuable under the Registrant’s Employee Savings Plan. Following the registration of the additional 40,000 shares under this Registration Statement, a total of 80,000 shares will be registered under the Registrant’s Employee Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) Prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Except as otherwise provided herein, the contents of the Registrant’s registration statement on Form S-8 (Registration No. 333-38048), filed with the Securities and Exchange Commission on May 30, 2000, are incorporated by reference herein.

Item 3.	Incorporation of Certain Documents by Reference.

The Registrant hereby incorporates by reference the following documents, which have previously been filed with the Securities and Exchange Commission:

(a)	the Registrant’s most recent annual report on Form 10-K for the fiscal year ended October 2, 2005, filed with the Securities and Exchange Commission on December 15, 2005;

(b)	the Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended January 1, 2006, April 2, 2006 and July 2, 2006, filed with the Securities and Exchange Commission on February 10, 2006, May 12, 2006 and August 11, 2006, respectively;

(c)	the Registrant’s current reports of Form 8-K filed with the Securities and Exchange Commission on March 23, 2006, April 11, 2006 and May 31, 2006.

(d)	all other reports filed with the Securities and Exchange Commission by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since October 2, 2005; and

(e)	the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, dated May 15, 1992, as filed with the Securities and Exchange Commission on May 15, 1992 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed with the Securities and Exchange Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares to be offered hereby will be passed upon for the Registrant by Stephen Korn, in his capacity as Vice President and General Counsel of the Registrant. Mr. Korn is the beneficial owner of 1,500 shares of the Registrant’s restricted common stock granted under the ZOLL Medical Corporation Amended and Restated 2001 Stock Incentive Plan, and fewer than 100 shares under the ZOLL Medical Corporation Employee Savings Plan.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Massachusetts corporation. Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws (“Section 2.02(b)(4)”) allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions or (4) for any transaction from which a director derived an improper personal benefit.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the Registrant unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation or was at least not opposed to the best interest of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify and advance expenses to its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (1) the articles of organization, (2) the bylaws, (3) a vote of the board of directors or (4) a contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Article 6A of the Registrant’s Restated Articles of Organization, as amended, provides that a director of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages arising out of the director’s breach of his fiduciary duty, provided, that such liability is not limited (1) for any breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions or (4) for any transactions from which the director derived an improper personal benefit. No amendment or repeal of the Registrant’s Restated Articles of Organization shall adversely effect these provisions for acts occurring prior to such amendment. In addition, Article V of the Amended and Restated By-laws of the Registrant provides that the Registrant shall, except as limited by law, indemnify each of its directors and officers against all expenses and liabilities that he has incurred in connection with or arising out of any actual or threatened action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of the Registrant, provided no such indemnification shall be made in relation to matters as to which such director or officer shall be finally adjudged in any such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the Registrant, or with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful. Additionally, the Amended and Restated By-laws provide that no indemnification shall be provided to a director or officer with respect to any proceeding by or in the right of the Registrant or if it is determined that such party received an improper benefit, provided that expenses incurred in successfully defending an allegation of improper personal benefit may be paid by the Registrant if approved by the Board of Directors. In the event that a settlement or compromise of such action, suit or proceeding is effected that imposes liability on a director or officer, indemnification may be had but only if a court having jurisdiction determines that indemnification is reasonable and proper in the circumstances. If a settlement or compromise is reached in any other circumstance, indemnification may be provided if (1) a majority of directors (or committee thereof) not involved in the proceeding, (2) independent legal counsel or (3) a majority vote of shareholders determines that the person seeking indemnification has met the standards set forth in Article V. Notwithstanding the foregoing, a court having jurisdiction may grant or deny indemnification under the provisions of Article V of the Amended and Restated By-laws or applicable law. Article V of the Amended and Restated By-laws further provides that the right of indemnification shall not be exclusive of other rights to which any director, officer or other corporate personnel may be entitled to as a matter of contract or law.

The Registrant has purchased directors’ and officers’ liability insurance and company reimbursements liability insurance policies that (1) insures against certain losses (above a deductible amount) arising from claims against directors or officers of the Registrant by reason of certain acts, done or attempted by such director or officer and (2) insures the Registrant against losses (above a deductible amount) arising from any such claims, but only if the Registrant is permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Registrant’s Restated Articles of Organization or Amended and Restated By-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Securities and Exchange Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibits

4.1(1)	ZOLL Medical Corporation Restated Articles of Organization
4.2(1)	ZOLL Medical Corporation Amended and Restated By-Laws
4.3(2)	Shareholder Rights Plan
5.1(3)	Opinion of Stephen Korn as to the legality of the securities being registered
23.1(3)	Consent of Stephen Korn (included in Exhibit 5.1)
23.2(3)	Consent of Ernst & Young LLP
24.1(3)	Powers of Attorney (included on signature pages to this Registration Statement)

(1)	Incorporated by reference to the relevant exhibit to the ZOLL Medical Corporation Registration Statement on Form S-1 (File No. 033-47937), as amended, as filed with the Securities and Exchange Commission on May 15, 1992.

(2)	Incorporated by reference to the relevant exhibit to the ZOLL Medical Corporation Current Report on Form 8-K (File No. 000-20225), as filed with the Securities and Exchange Commission on June 11, 1998.

(3)	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, the Commonwealth of Massachusetts on this 12th day of September, 2006.

ZOLL MEDICAL CORPORATION

By:	/S/ RICHARD A. PACKER
Richard A. Packer Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Richard A. Packer and A. Ernest Whiton such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RICHARD A. PACKER Richard A. Packer	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	September 12, 2006

/S/ A. ERNEST WHITON A. Ernest Whiton	Vice President of Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	September 12, 2006

S-1

Signature	Title	Date

/S/ JAMES W. BIONDI James W. Biondi	Director	September 12, 2006

/S/ THOMAS M. CLAFLIN, II Thomas M. Claflin, II	Director	September 12, 2006

/S/ ROBERT J. HALLIDAY Robert J. Halliday	Director	September 12, 2006

/S/ WILLIAM J. MERCER William J. Mercer	Director	September 12, 2006

/S/ DANIEL M. MULVENA Daniel M. Mulvena	Director	September 12, 2006

/S/ BENSON F. SMITH Benson F. Smith	Director	September 12, 2006

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, the Commonwealth of Massachusetts on this 12th day of September, 2006.

ZOLL MEDICAL CORPORATION EMPLOYEE SAVINGS PLAN By: ZOLL Medical Corporation Plan Administration of the ZOLL Medical Corporation Employee Savings Plan

By:	/S/ MAUREEN H. CALLAHAN
Name: Maureen H. Callahan

S-2

EXHIBIT INDEX

Exhibit No.		Description

4.1	(1)	ZOLL Medical Corporation Restated Articles of Organization

4.2	(1)	ZOLL Medical Corporation Amended and Restated By-laws

4.3	(2)	Shareholder Rights Plan

5.1	(3)	Opinion of Stephen Korn as to the legality of the securities being registered

23.1	(3)	Consent of Stephen Korn (included in Exhibit 5.1)

23.2	(3)	Consent of Ernst & Young LLP

24.1		Powers of Attorney (included on signature pages to this Registration Statement)

(1)	Incorporated by reference to the relevant exhibit to the ZOLL Medical Corporation Registration Statement on Form S-1 (File No. 033-47937), as amended, as filed with the Securities and Exchange Commission on May 15, 1992.

(2)	Incorporated by reference to the relevant exhibit to the ZOLL Medical Corporation current report on Form 8-K (File No. 000-20225) as filed with the Securities and Exchange Commission on June 11, 1998.

(3)	Filed herewith.